Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of KULR Technology Group, Inc. on Form S-8 of our report dated March 19, 2021, with respect to our audits of the consolidated financial statements of KULR Technology Group, Inc. and Subsidiary as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 10-K of KULR Technology Group, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

November 29, 2021